Exhibit 99.1

Jerash Holdings Reports Financial Results

for Fiscal 2026 First Quarter

Fiscal 2026 First Quarter Highlights

●	Operating income increased to $959,000, from an operating loss of $829,000.

●	Net income increased to $324,000 from a net loss of $1.4 million in the prior year quarter.

●	Gross profit increased 31.2 percent to $6.1 million, from $4.6 million in the prior year quarter.

●	Gross margin improved 410 basis points to 15.4 percent, from 11.3 percent in the prior year quarter.

Outlook

●	Revenue for the fiscal 2026 second quarter is expected to be approximately $40 million-$42 million.

●	Gross margin goal for fiscal 2026 second quarter is expected to be approximately 15-16 percent.

FAIRFIELD, N.J., August 12, 2025 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2026 first quarter ended June 30, 2025.

“Our fiscal first quarter performance reflects growing customer demand, as companies continue to seek alternative manufacturing partners and diversify away from China and Southeast Asia,” said Sam Choi, Jerash’s chairman and chief executive officer. “We also enhanced operating efficiency through reduced logistics costs and minimal need for overtime, supported by better production planning. Another key factor for the positive performance was the return to routing import raw material shipments through Aqaba Port in Jordan, with shorter lead times and lower transportation costs than the alternative routes we had to use while shipping through the disrupted Red Sea.

“I am pleased to report that we have successfully completed production of the first phase of a major initial order from one of the largest U.S.-based multinational and omnichannel retailers, through our strategic collaboration with Hansoll Textile. Shipments are scheduled to begin in September and continue through February 2026. We continue to seek further collaborations that create mutual value and strengthen long-term partnerships.

“As previously announced, the expansion of our existing manufacturing facilities was completed in June 2025, and we are currently onboarding additional workers to support an approximate 15 percent increase in production capacity. The added capacity is expected to begin contributing to Jerash’s performance starting in the second fiscal quarter.

“Our facilities are fully booked through February 2026. While this is an exciting time for Jerash, we remain vigilant about the potential impacts of recent tariff changes and the ongoing geopolitical instability in the region, as we plan for additional expansion opportunities,” Choi added.

Fiscal 2026 First Quarter Results

Revenue for the fiscal 2026 first quarter was $39.6 million, compared with $40.9 million in the same quarter last year. The slight decline in revenue was primarily caused by some customer shipments being redirected to Aqaba Port in Jordan in order to avoid disruptions at Haifa Port in Israel, which began in late June 2025 and delayed shipments on several orders.

Gross profit increased by 31.2 percent to $6.1 million for the fiscal 2026 first quarter, from $4.6 million in the same quarter last year. Gross profit margin for the quarter increased to 15.4 percent, from 11.3 percent in the same period last year. The increase was primarily driven by improved logistics and production planning, with the resumption of import sea routes through Aqaba Port, which provides shorter lead times and lower transportation costs.

Operating expenses totaled $5.1 million in the fiscal 2026 first quarter, compared with $5.5 million in the same quarter last year. The decrease was primarily due to lower stock-based compensation expenses and lower expenses on repair and maintenance.

Operating income increased to $959,000 in the fiscal 2026 first quarter, from an operating loss of $829,000 in the same period last year. The improvement was mainly attributable to reduced import logistics costs, decreased overtime due to improved logistics and production planning, lower stock-based compensation expenses, and reduced spending on repairs and maintenance.

Total other expenses were $307,000 in the fiscal 2026 first quarter, compared with $426,000 in the same quarter last year. This was primarily due to lower interest rates and a decline in supply chain financing program usage.

Income tax expenses were $329,000 in the fiscal 2026 first quarter, compared with $112,000 in the prior year quarter.

Net income increased to $324,000, or $0.03 per diluted share, in the fiscal 2026 first quarter, compared with a net loss of $1.4 million, or $0.11 per diluted share, in the same quarter last year. Comprehensive profit attributable to the Company’s common stockholders totaled $328,000 in the fiscal 2026 first quarter, versus a comprehensive loss of $1.3 million in the same period last year.

Balance Sheet, Cash Flow, and Dividends

Cash and restricted cash totaled $7.5 million, and net working capital was $34.6 million as of June 30, 2025. Cash was reduced at quarter-end due to orders shipping later than expected and payments not received until the start of the following quarter.

On August 8, 2025, Jerash’s board of directors approved a regular quarterly dividend of $0.05 per share on its common stock, payable on August 29, 2025 to stockholders of record as of August 22, 2025.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2026 first quarter results today, August 12, 2025, at 9:00 a.m. Eastern Time.

Phone:	888-506-0062 (domestic); 973-528-0011 (international)
Conference ID:	456828

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as DKNY and Nautica), Acushnet Holdings Corp (which owns the brand FootJoy), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 6,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. These and other risks and uncertainties are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited)

	For the Three Months Ended June 30,
	2025	2024

Revenue, net	$39,629,308	$40,935,716
Cost of goods sold	33,540,428	36,295,845
Gross Profit	6,088,880	4,639,871

Selling, general, and administrative expenses	4,907,215	4,999,744
Stock-based compensation expenses	222,669	468,935
Total Operating Expenses	5,129,884	5,468,679

Income (Loss) from Operations	958,996	(828,808)

Other Income (Expenses):
Interest expenses	(355,848)	(480,203)
Other income, net	49,314	54,035
Total other expenses, net	(306,534)	(426,168)

Net profit (loss) before provision for income taxes	652,462	(1,254,976)

Income tax expenses	328,832	111,721

Net profit (loss)	323,630	(1,366,697)

Net (profit) loss attributable to noncontrolling interest	(4,954)	21,481
Net profit (loss) attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$318,676	$(1,345,216)

Net profit (loss)	$323,630	$(1,366,697)
Other Comprehensive Income:
Foreign currency translation gain	9,564	8,913
Total Comprehensive Income (Loss)	333,194	(1,357,784)
Comprehensive (income) loss attributable to noncontrolling interest	(4,954)	21,481
Comprehensive Income (Loss) Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$328,240	$(1,336,303)

Earnings (Loss) Per Share Attributable to Common Stockholders:
Basic and diluted	$0.03	$(0.11)

Weighted Average Number of Shares
Basic	12,699,940	12,294,840
Diluted	12,699,940	12,294,840

Dividend per share	$0.05	$0.05

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	March 31, 2025
	(Unaudited)
ASSETS
Current Assets:
Cash	$5,796,830	$13,346,791
Accounts receivable, net	9,979,463	3,076,074
Inventories	27,317,026	27,704,829
Prepaid expenses and other current assets	3,285,600	3,648,321
Advance to suppliers, net	6,983,612	6,644,194
Total Current Assets	53,362,531	54,420,209

Restricted cash - non-current	1,704,794	1,717,248
Long-term deposits	547,383	464,934
Property, plant, and equipment, net	24,912,364	25,023,681
Goodwill	499,282	499,282
Operating lease right of use assets	712,723	850,172
Total Assets	$81,739,077	$82,975,526

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$4,768,749	$4,512,462
Accounts payable	6,178,130	6,507,308
Accrued expenses	3,655,643	4,342,436
Income tax payable - current	1,414,329	1,305,386
Uncertain tax provision	175,290	175,290
Other payables	1,600,743	2,149,185
Deferred revenue	622,099	487,004
Operating lease liabilities - current	336,886	339,699
Total Current Liabilities	18,751,869	19,818,770

Deferred tax liabilities, net	120	120
Operating lease liabilities - non-current	197,113	287,527
Total Liabilities	18,949,102	20,106,417

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,939,418 shares issued, and 12,699,940 shares outstanding as of June 30, 2025 and March 31, 2025, respectively	12,939	12,939
Additional paid-in capital	25,897,504	25,674,835
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	413,821
Retained earnings	38,080,580	38,396,901
Accumulated other comprehensive loss	(503,558)	(513,122)
Total Jerash Holdings (US), Inc. Stockholders’ Equity	62,732,240	62,816,328

Noncontrolling interest	57,735	52,781
Total Equity	62,789,975	62,869,109

Total Liabilities and Equity	$81,739,077	$82,975,526

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit (loss)	$323,630	$(1,366,697)
Adjustments to reconcile net profit (loss) to net cash used in operating activities:
Depreciation	743,787	612,759
Stock-based compensation expenses	222,669	468,935
Amortization of operating lease right-of-use assets	138,516	150,008

Changes in operating assets:
Accounts receivable	(6,903,389)	(3,983,251)
Inventories	387,804	6,513,887
Prepaid expenses and other current assets	362,723	(235,028)
Advance to suppliers	(339,418)	(80,762)
Changes in operating liabilities:
Accounts payable	(329,178)	(3,040,398)
Accrued expenses	(686,793)	(749,942)
Other payables	(548,442)	65,232
Deferred revenue	135,095	235,827
Operating lease liabilities	(94,294)	(176,069)
Income tax payable	108,775	(615,449)
Net cash used in operating activities	(6,478,515)	(2,200,948)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(464,890)	(130,271)
Payments for construction of properties	-	(15,150)
Payment for long-term deposits	(250,029)	(241,544)
Net cash used in investing activities	(714,919)	(386,965)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(634,997)	(614,742)
Repayment from short-term loan	(4,723,477)	(3,435,297)
Proceeds from short-term loan	4,979,764	5,566,040
Net cash (used in) provided by financing activities	(378,710)	1,516,001

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	9,729	8,917

NET DECREASE IN CASH AND RESTRICTED CASH	(7,562,415)	(1,062,995)

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	15,064,039	14,036,867

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$7,501,624	$12,973,872

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$7,501,624	$12,973,872
LESS: NON-CURRENT RESTRICTED CASH	1,704,794	1,607,644
CASH, END OF THE PERIOD	$5,796,830	$11,366,228

Supplemental disclosure information:
Cash paid for interest	$355,848	$480,203
Income tax paid	$219,889	$726,177

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$165,841	$44,215
Operating lease right of use assets obtained in exchange for operating lease obligations	$-	$67,512